Exhibit 10.1

CREDIT AGREEMENT

This Credit Agreement dated as of December 4, 2015 (as supplemented, amended, modified, amended and restated or replaced in writing from time to time, this “Agreement”) is entered into by and between Box, Inc., a Delaware corporation (the “Borrower”), and HSBC Bank USA, National Association, a national banking association (the “Lender”).

RECITALS

WHEREAS, the Borrower has requested that the Lender make available loans and other financial accommodations to the Borrower; and

WHEREAS, the Lender has agreed to make available such loans and other financial accommodations on the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Accounts Receivable”: All accounts (as that term is defined in the UCC).

“Affiliate”: As applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement”: As defined in the introductory paragraph of this Agreement.

“Aggregate Deposited Cash”: At any time of determination, the aggregate amount of cash of the Borrower or any other Loan Party in one or more deposit accounts (as such term is defined in the UCC) of the Borrower or such other Loan Party maintained with the Lender.

“Applicable Margin”: For any day, the applicable percentage set forth below under the caption “Prime Rate Margin” in the case of Prime Rate Loans or “LIBOR Margin” in the case of LIBOR Loans, as the case may be, based upon the Checking Account Deposited Cash at the time of determination by the Lender of such percentage.

Level	Checking Account Deposited Cash	Prime Rate Margin	LIBOR Margin
Level I	> $40,000,000	0.25%	1.25%
Level II	< $40,000,000 but > $20,000,000	1.75%	2.75%
Level III	< $20,000,000 but > $10,000,000	2.25%	3.25%
Level IV	< $10,000,000	2.75%	3.75%

“Applicable Reserve Requirement”: At any time, for any Loan, the maximum rate, expressed as a decimal, at which reserves are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board) under regulations issued from time to time by the Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserve required by the Board to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable LIBOR or any other interest rate of a Loan is determined or (ii) any category of extensions of credit or other assets which include Loans. A Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offers that may be available from time to time to the Lender. The rate of interest on LIBOR Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Asset Retention Ratio”: The ratio, expressed as a percentage, of (i) Borrower’s total assets measured on a consolidated basis in accordance with GAAP minus (without duplication) investments of Borrower in Subsidiaries and joint ventures and intercompany receivables owed by Subsidiaries or joint ventures to Borrower, to (ii) Borrower’s total assets measured on a consolidated basis in accordance with GAAP.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Board”: The Board of Governors of the Federal Reserve System and any successor thereto.

“Borrower”: As defined in the introductory paragraph of this Agreement.

“Borrowing”: As defined in Section 2.01(b).

“Business Day”: A day other than a Saturday, Sunday or a day on which commercial banks in New York, New York or San Francisco, California are authorized or required by law to close.

“Capital Expenditures”: As to any Person, expenditures (including expenditures with respect to Capital Leases) made by such Person to acquire or construct fixed assets, plants and equipment (including renewals, improvements and replacements, but excluding repairs unless such repairs are required to be capitalized in accordance with GAAP).

“Capital Lease”: As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize”: To pledge and deposit with or deliver to the Lender, as collateral, an amount (whether in cash or deposit account balances or in the form of a standby letter of credit in form and substance reasonably satisfactory to, and issued by a United States commercial bank reasonably acceptable to, the Lender in its commercially reasonable discretion) pursuant to documentation in form and substance reasonably satisfactory to the Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”:

(i) Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(ii) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, a rating of at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P; or

(iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria of clause (iii) above;

(v) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (i) through (iv) above;

(vi) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and

(vii) investments described on Schedule 1.01(a)(i) and other investments approved by the Lender.

“Cash Management Obligations”: With respect to any Person, all liabilities of such Person under any agreement to provide cash management services, including treasury, depositary, overdraft, credit or debit card, electronic funds transfer and other cash management agreements.

“Change in Control”: Shall be deemed to have occurred if (i) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as in effect on the date hereof), other than the Permitted Investors, shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (ii) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (a) nominated by the board of directors of the Borrower nor (b) appointed by directors so nominated or (iii) any change in control (or similar event, however denominated) with respect to the Borrower or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of any Debt in an aggregate principal amount exceeding $5,000,000 to which the Borrower or any Subsidiary is a party.

“Change in Law”: The occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority, central bank or comparable entity charged with the interpretation or administration thereof, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority, central bank or comparable entity charged with the interpretation or administration thereof; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Checking Account Deposited Cash”: At any time of determination, the aggregate amount of cash of the Borrower in a checking account of the Borrower maintained with the Lender.

“Chief Financial Officer”: The chief financial officer (or equivalent Person) of Borrower.

“Closing Date”: The date on which all conditions precedent set forth in Section 4.01 have been satisfied or waived by the Lender.

“Collateral”: The collective reference to the “Collateral” as defined in the Security Agreement and any other collateral pledged to the Lender pursuant to a Loan Document.

“Commitment”: The commitment of the Lender to make Loans to the Borrower pursuant to Section 2.01(a). The amount of the Lender’s Commitment as of the Closing Date is $40,000,000.

“Commodity Exchange Act”: The Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate”: A certificate substantially in the form of Exhibit B hereto.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Cost Sharing Agreement”: Cost Sharing Agreement dated as of June 25, 2013 between Borrower and Box Intl Technology Ltd., as amended on October 15, 2015.

“Debt”: As applied to any Person, without duplication, (i) all indebtedness for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person, any purchase price adjustments, earnout payments or indemnities that are not required by GAAP to be reflected on the balance sheet of such Person or in the footnotes thereof (other than, for the avoidance of doubt, earnout payments payable solely in Qualified

Equity Interests of the Borrower), any accruals for payroll and other non-interest bearing liabilities accrued in the ordinary course of business and any obligations in respect of operating leases) which purchase price is (y) due more than six months from the date of incurrence of the obligation in respect thereof or (z) evidenced by a note or similar written instrument, (v) all indebtedness secured by any Lien on any property owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (excluding any obligations in respect of operating leases), (vi) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether drawn or undrawn), bankers’ acceptances or similar obligations issued for the account of such Person, (vii) all swap and related hedging arrangements (including the Hedging Obligations) of such Person valued at the net termination value thereof, (viii) all equity instruments or securities, whether or not mandatorily redeemable, that under GAAP is or should be characterized as debt and not equity, whether pursuant to financial accounting standards board issuance No. 150 or otherwise, and (ix) any Guaranty of such Person in respect of any Debt of any other Person described in clauses (i) through (viii) above.

“Disposition”: As defined in Section 6.02(f).

“Disqualified Equity Interests”: Any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (i) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), (ii) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), in whole or in part, (iii) provide for the scheduled payment of dividends in cash or (iv) are or become convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of Borrower or its Subsidiaries or by any such plan to their respective employees or independent contractors, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$”: The lawful currency of the United States of America.

“Domestic Subsidiary”: Each Subsidiary that is organized under the laws of the United States, any state, territory, protectorate or commonwealth thereof or the District of Columbia.

“Eligible Accounts Receivable”: Bona fide trade Accounts Receivable created in the ordinary course of the Borrower’s business, evidenced by an invoice rendered to the account debtor, upon which the Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever (other than with respect to prepaid subscription fees received by the Borrower, which fees shall be deemed to be Eligible Accounts Receivable to the extent that the corresponding customer agreements pursuant to which such fees arise and the Borrower renders services remain in full force and effect and no notice of termination has been given under such agreements), and in which the Lender has a perfected security interest of first priority, and in each case, classified as a “current asset” in accordance with GAAP, and shall not include:

(i) any Account Receivable that has been outstanding more than 30 days past due;

(ii) any Account Receivable which represents an obligation of an account debtor located in a foreign country; and

(iii) any Account Receivable that is not payable in Dollars.

At the Borrower’s request, Lender may, in good faith and in the exercise of commercially reasonable business judgment, consider including bona fide trade Accounts Receivable created in the ordinary course of any other Loan Party’s business that meet all of the requirements of the “Eligible Accounts Receivable” definition as applied to such other Loan Party. In exercising such judgment, without limitation, the Lender may consider any factors it considers appropriate, including, the financial and business condition of such other Loan Party, and the aging history of Accounts Receivable of such other Loan Party.

“Environmental Laws”: Any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities relating to (i) environmental matters or (ii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any Loan Party or any of its Subsidiaries.

“Environmental Permit”: Any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests”: (i) All shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting, and (ii) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate”: As applied to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“Event of Default”: As defined in Section 7.01.

“Excluded Taxes”: Any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) Federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) the Lender acquires such interest in the Loan or Commitment or (b) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.11, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (iii) Taxes attributable to such recipient’s failure to comply with Section 3.11(f), and (iv) any Federal withholding Taxes under FATCA.

“Excluded Swap Obligation”: With respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Existing Credit Agreement”: The Credit Agreement dated as of August 27, 2013 among the Borrower, the Existing Lender, as administrative agent, collateral agent and lender, and the other lenders party thereto (as amended, supplemented or otherwise modified from time to time).

“Existing Lender”: Credit Suisse AG, Cayman Islands Branch.

“FATCA”: Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FCPA”: As defined in Section 5.01(z).

“Federal Funds Rate”: On any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Fiscal Quarter”: A fiscal quarter of any Fiscal Year.

“Fiscal Year”: The fiscal year of the Borrower ending on January 31 of each year.

“Foreign Subsidiary”: Any Subsidiary that is organized under the laws of any jurisdiction other than the United States, any state, territory, protectorate or commonwealth thereof or the District of Columbia.

“GAAP”: Generally accepted accounting principles, standards and practices in the United States, applied on a consistent basis.

“Grantor”: As defined in the Security Agreement.

“Guarantor”: Each Domestic Subsidiary that is a Material Subsidiary (or, at the election of the Borrower, any other Subsidiary) that is or becomes a party to a Subsidiary Guarantee.

“Guaranty”: As to any Person, (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (c) to maintain working capital, equity capital or any other financial statement or condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of such Person securing Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. Notwithstanding anything herein to the contrary, the term “Guaranty” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations (A) in effect on the Closing Date, (B) entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Debt), or (C) set forth in customer or vendor agreements entered into by the Borrower or any Subsidiary in the ordinary course of business consistent with past practices (other than such obligations with respect to Debt).

“Hazardous Materials”: All chemicals, materials, substances, wastes, pollutants, contaminants, compounds, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or mold, subject to regulation under or which give rise to liability pursuant to any Environmental Law.

“Hedge Agreement”: (i) Any and all agreements in respect of rate swaps, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap or floor transactions, collar transactions, currency-swaps, cross-currency rate swaps, currency options, spot contracts or any similar transactions or any combinations of the foregoing (including any options to enter into any of the foregoing), whether or not any such transactions is governed by or subject to any master agreement, and (ii) any and all agreements which are governed by, or subject to the terms and conditions of, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

“Hedging Obligations”: With respect to any Person, all net liabilities of such Person under any Hedge Agreement.

“Indemnified Liabilities”: As defined in Section 8.06.

“Indemnified Parties”: As defined in Section 8.06.

“Indemnified Taxes”: (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Interest Payment Date”: As to any LIBOR Loan with an Interest Period of three months or less, the last day of such Interest Period and the Maturity Date; and as to any LIBOR Loan with an Interest Period in excess of three months, (i) each day prior to the last day of such Interest Period that occurs at intervals of three months following the beginning of such Interest Period, (ii) the last day of such Interest Period and (iii) the Maturity Date; and as to any Prime Rate Loan, the last day of each calendar quarter, commencing on the first such date to occur after such Prime Rate Loan is made, and the Maturity Date.

“Interest Period”: With respect to any LIBOR Loan:

(i) initially, the period commencing on, as the case may be, the Borrowing date with respect to such LIBOR Loan and ending one, three or six months thereafter as selected by the Borrower in its notice of Borrowing as provided in Section 2.01(b); and

(ii) thereafter, each period commencing on (a) in the case of a continuation of a LIBOR Loan, the last day of the next preceding Interest Period applicable to such LIBOR Loan and (b) in the case of a conversion to a LIBOR Loan, the effective date of such conversion, and in each case, ending one, three or six months thereafter as selected by the Borrower in its notice of continuation or conversion as provided in Section 2.04;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period for a LIBOR Loan would otherwise end on a day which is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(b) if any Interest Period for a LIBOR Loan begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) that Interest Period shall, subject to clause (c), end on the last LIBOR Business Day of the relevant calendar month at the end of such Interest Period;

(c) Borrower may not select an Interest Period with respect to any portion of principal of a LIBOR Loan which extends beyond the Maturity Date; and

(d) there shall be no more than three (3) Interest Periods with respect to LIBOR Loans outstanding at any time.

“Internal Revenue Code”: The Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, including any regulations of the U.S. Department of the Treasury.

“Landlord Subordination Agreement”: A landlord subordination agreement in form and substance reasonably satisfactory to the Lender, executed by a landlord of any leased real property.

“Lender”: As defined in the introductory paragraph of this Agreement.

“LIBOR”: With respect to any LIBOR Loan, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other successor thereto which takes over administration of such rate) appearing on Bloomberg Page BBAM1 screen (or on any successor or substitute page of such Bloomberg screen providing rate quotations comparable to those currently provided on such page of such Bloomberg screen, as determined by the Lender from time to time for purposes of providing quotations of interest rate applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, three (3) LIBOR Business Days prior to the making of such LIBOR Loan, as the rate of the offering of Dollar deposits with a maturity comparable to the Interest Period of such LIBOR Loan, in each case as adjusted for Applicable Reserve Requirements; provided, that if LIBOR is less than zero, LIBOR shall be deemed to be zero.

“LIBOR Business Day”: A day which is a Business Day and on which dealings in Dollar deposits may be carried out in the London interbank market.

“LIBOR Loans”: Loans hereunder at such time as they accrue interest at a rate based upon LIBOR.

“Lien”: Any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any financing lease in the nature thereof, and any agreement to give any security interest).

“Loans”: All advances made to the Borrower pursuant to Section 2.01.

“Loan Documents”: This Agreement, the Note, the Security Documents, the Subsidiary Guarantee, and each other agreement or certificate delivered to the Lender in connection with this Agreement and/or the credit extended hereunder (but excluding any Hedge Agreement with the Lender or its Affiliates or any agreements relating to Cash Management Obligations owing to the Lender or its Affiliates).

“Loan Party”: The Borrower and the Guarantors.

“Management and Services Agreement”: Management and Services Agreement dated as of August 26, 2013 between Borrower and Box.com (UK) Ltd.

“Material Adverse Effect”: (i) A material adverse change in, or a material adverse effect upon, the business, general affairs, assets, liabilities, properties, operations, financial condition or results of operations of the Loan Parties, taken as a whole, (ii) (a) an impairment of the ability of any Loan Party to comply with or perform any of its payment obligations under any Loan Document or (b) a material impairment of the ability of any Loan Party to comply with or perform any of its other obligations under any Loan Document or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

“Material Subsidiary”: Any Subsidiary that, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recent Fiscal Quarter for which financial statements have been delivered or required to be delivered pursuant to Section 6.01(a)(i) or (ii) accounted for more than 10% of the consolidated revenues of the Borrower and its Subsidiaries or (ii) as at the end of such Fiscal Quarter, was the owner of more than 10% of the consolidated assets of the Borrower and its Subsidiaries.

“Maturity Date”: December 4, 2017.

“Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 3(37) of ERISA.

“Non-U.S. Lender Party”: As defined in Section 3.11(f)(ii)(B).

“Note”: A promissory note in the form of Exhibit C, as supplemented, amended, modified, amended and restated or replaced in writing from time to time.

“Obligations”: All advances to, debts, liabilities, obligations (monetary (including post-petition interest, allowed or not) or otherwise) of every nature of any Loan Party from time to time arising under any Loan Document or otherwise with respect to any Loan, in each case, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including principal, interest, fees, expenses and indemnification obligations.

“OFAC”: The Office of Foreign Assets Control, Department of the Treasury.

“Other Connection Taxes”: With respect to any recipient (including the Lender), Taxes imposed as a result of a present or former connection between such recipient (including the Lender) and the jurisdiction imposing such Tax (other than connections arising from such recipient (including the Lender) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patriot Act”: The USA Patriot Act (Title III of Pub. L. 107-56), as amended.

“Pension Plan”: Any employee benefit plan as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition”: Any acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the stock, assets or any business line or division of a U.S. or foreign Person, whether by merger, consolidation or otherwise, in any transaction or a series of related transactions, provided that:

(i) no less than one (1) day prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such Permitted Acquisition to the Lender, which notice shall include the proposed closing date of such Permitted Acquisition;

(ii) for any acquisition in which the aggregate amount of consideration exceeds $10,000,000, the Borrower shall have furnished to the Lender at least one (1) day prior to the consummation thereof copies of such agreements, instruments and other documents as the Lender shall reasonably request, including any term sheet and/or commitment letter and other documents in connection with such acquisition;

(iii) the Borrower shall have furnished to the Lender such documentation and other information that the Lender reasonably requests as to the target of such acquisition in order to comply with its ongoing due diligence pursuant to regulatory requirements and its internal policies, including its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(iv) if required under Regulation S-X of the SEC, the Borrower shall have furnished to the Lender within the time period prescribed under Regulation S-X, a pro-forma balance sheet of the Borrower and each of its Subsidiaries (including any Subsidiary formed or acquired in connection therewith) after giving effect to the consummation of such Permitted Acquisition and any incurrence of Loans to finance such Permitted Acquisition;

(v) both before and immediately after giving effect to the consummation thereof, no Potential Event of Default or Event of Default shall have occurred and be continuing;

(vi) the target of such Permitted Acquisition shall be engaged in a business engaged in by the Borrower or any of its Subsidiaries on the Closing Date or (a) a related, ancillary, supplementary or complementary business line, (b) a reasonable expansion or extension thereof or (c) such other lines of business as may be consented to in writing by the Lender (which consent shall not be unreasonably withheld or delayed); and

(vii) the Borrower shall have furnished to the Lender (a) a Compliance Certificate duly executed by its Chief Financial Officer that, among other things, (x) shows in reasonable detail the calculations used in determining the financial covenants set forth in Sections 6.03(a) and 6.03(b) as of the date of such Compliance Certificate, and (y) states that no Potential Event of Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Potential Event of Default or Event of Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto and (b) a certificate duly executed by an authorized officer of the Borrower demonstrating compliance with the requirements of clauses (i) through (vi) above and stating that, to the knowledge of the Borrower, such Permitted Acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired.

“Permitted Investors”: The Persons listed on Schedule 1.01(a)(ii).

“Permitted Lien”: As defined in Section 6.02(a).

“Permitted Refinancing”: With respect to any Person, any amendment, modification, replacement, refinancing, refunding, renewal or extension of any Debt of such Person, provided that the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so amended, modified, replaced, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium, make whole amounts and penalties thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such amendment, modification, replacement, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder.

“Person”: An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature, whether in an individual, fiduciary or other capacity.

“Platform Contribution Transaction License Agreement”: Platform Contribution Transaction License Agreement dated June 25, 2013, between the Borrower and Box Intl Technology Ltd.

“Pledged Shares”: As defined in the Security Agreement.

“Potential Event of Default”: A condition or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate”: At any time, the higher of (i) the rate of interest announced from time to time by the Lender as its prime lending rate, as in effect from time to time or (ii) the rate which is  1⁄2 of 1% in excess of the Federal Funds Rate. The Lender may make loans priced at, above or below its “prime lending rate”.

“Prime Rate Loans”: Loans hereunder at such time as they accrue interest at a rate based upon the Prime Rate.

“Quick Assets”: At any time of determination, the sum of (i) the amount (without duplication) of Eligible Accounts Receivable at such time and (ii) the amount of Unrestricted Cash at such time.

“Qualified Equity Interests”: Any Equity Interests that are not Disqualified Equity Interests.

“Regulations T, U and X”: Regulations T, U and X, respectively, promulgated by the Board, as amended from time to time, and any successors thereto.

“Replacement Assets”: With respect to any properties or assets subject to an existing Lien, any replacements, substitutions, attachments and accessions of or to such properties or assets subject to such Lien under the terms of the documentation creating such Lien at the time such properties or assets are acquired (or, with respect to the acquisition of a Person that owns such assets, the time such Person becomes a Subsidiary) and proceeds and products of the properties or assets subject to such Lien.

“Requirement”: As defined in Section 3.06.

“Restricted Payment”: any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary.

“S&P”: Standard & Poor’s Ratings Service, or any successor thereto.

“Sanctions”: As defined in Section 5.01(y).

“SEC”: The Securities and Exchange Commission, or any governmental authority succeeding to any or all of its functions.

“Secured Obligations”: Collectively, (i) the Obligations, (ii) all Hedging Obligations owing to the Lender or any of its Affiliates and (iii) all Cash Management Obligations owing to the Lender or any of its Affiliates, provided that “Secured Obligations” shall not, as to any Loan Party, include any Excluded Swap Obligations of such Loan Party.

“Security Agreement”: The Security Agreement dated as of December 4, 2015 among the Lender, the Borrower and the Guarantors from time to time party thereto, as supplemented, amended, modified, amended and restated or replaced in writing from time to time.

“Security Documents”: Collectively, the Security Agreement, and each other security agreement or other instrument or document, in each case in form and substance reasonably satisfactory to the Lender, delivered from time to time in favor of the Lender pursuant to the terms of this Agreement to secure any of the Secured Obligations.

“Solvent”: With respect to the Loan Parties on a consolidated basis, that as of the date of determination, both (i) (a) the sum of the Loan Parties’ debts (including contingent liabilities) does not exceed the present fair saleable value of the Loan Parties’ present assets, (b) the Loan Parties’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date, and (c) the Loan Parties have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise) and (ii) the Loan Parties are “solvent” (within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws related to fraudulent transfers and conveyances). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary”: A corporation, partnership or other entity of which the relevant Loan Party owns, directly or through another Subsidiary, at the date of determination, more than 50% of the outstanding capital stock or membership interests (or other shares of beneficial interest) having ordinary voting power for the election of directors or other governing body or Person, irrespective of whether or not at such time stock of any other class or classes might have voting power by reason of the happening of any contingency, or holds at least a majority of partnership or similar interests, or is a general partner of such a partnership.

“Subsidiary Guarantee”: The Subsidiary Guarantee, in the form of Exhibit D, made by the Guarantors party thereto in favor of the Lender, as supplemented, amended, modified, amended and restated or replaced in writing from time to time.

“Swap Obligation”: With respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes”: All present or future taxes, levies, imposes, duties, deductions, withholding (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“U.S. Person”: Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate”: As defined in Section 3.11(f)(ii)(B)(iii).

“UCC”: The Uniform Commercial Code as in effect from time to time in the State of New York.

“UK Bribery Act”: As defined in Section 5.01(z).

“Unrestricted Cash”: As of any date of determination, the amount (without duplication) of unrestricted cash and Cash Equivalents of the Borrower or any other Loan Party that is in deposit accounts or in securities accounts, or any combination thereof, that are held in an account with (i) the Lender or any of its Affiliates, or (ii) with any other financial institution, with respect to which, in the case of any account with any Affiliate of the Lender or another financial institution, the Lender has received an account control agreement over such account, executed by such Affiliate or financial institution, the Lender and the Borrower or such other Loan Party, in form and substance satisfactory to the Lender, and in each case, classified as a “current asset” in accordance with GAAP.

Section 1.02 Other Definitional Provisions.

(a) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01 to the extent not defined, shall have the respective meanings given to them under GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Borrower and the Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide Lender financial statements and other documents required under this Agreement or as reasonably requested herein setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) Any certificate or other writing required hereunder or under any other Loan Document to be certified by any officer or other authorized representative of any Person shall be deemed to be executed and delivered by such officer or other authorized representative solely in such individual’s capacity as an officer or other authorized representative of such Person and not in such officer’s or other authorized representative’s individual capacity.

(d) Unless the context requires otherwise any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).

ARTICLE II.

THE LOANS

Section 2.01 The Loans.

(a) The Commitment. The Lender agrees, on the terms and conditions hereinafter set forth, to make Loans to the Borrower from time to time during the period from the date hereof to but excluding the Maturity Date in an aggregate amount not to exceed the Commitment at any time outstanding. Within the limits of the Commitment, the Borrower may borrow, repay pursuant to Section 2.02(b) and reborrow under this Section 2.01(a).

(b) Making the Loans. Each borrowing under this Section 2.01 (a “Borrowing”) shall be in a minimum amount of $100,000 or an integral multiple of $100,000 above such amount. Subject to Section 3.08, each Borrowing shall be comprised entirely of Prime Rate Loans or LIBOR Loans, as the Borrower may request in accordance herewith. The Borrower may borrow under the Commitment on any Business Day (or for LIBOR Loans, any LIBOR Business Day), provided that the Borrower shall give the Lender irrevocable written notice substantially in the form of Exhibit A hereto (which notice must be received by the Lender prior to 3:00 p.m., New York time) (1) in the case of Prime Rate Loans, on such requested Borrowing date, and (2) in the case of LIBOR Loans, three (3) LIBOR Business Days prior to the requested Borrowing date, in each case specifying (A) the amount of the proposed Borrowing, (B) the requested date of the Borrowing, (C) whether such Borrowing is to be a Prime Rate Loan or a LIBOR Loan (and if no election is indicated, such Borrowing shall be a Prime Rate Loan) and (D) if such Borrowing is a LIBOR Loan, the length of the Interest Period therefor. Upon satisfaction or waiver of the applicable conditions set forth in Article IV, the Lender will make available the proceeds of all such Loans to the Borrower by crediting the account of the Borrower on the books of the Lender, or as otherwise directed by the Borrower. The Lender’s failure to receive any written notice of a particular Borrowing shall not relieve the Borrower of its obligations to repay the Borrowing made and to pay interest thereon. The Lender shall not incur any liability to the Borrower in acting upon any notice of Borrowing which the Lender believes in good faith to have been given by a Person duly authorized to borrow on behalf of the Borrower.

(c) Note. The Loans made by the Lender pursuant hereto shall be evidenced by a Note payable to the Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all outstanding Loans, with interest thereon as prescribed in Section 2.03. The Lender is hereby authorized to record in its books and records and on any schedule annexed to the Note the date and amount of each Loan made by the Lender, and the date and amount of each payment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that failure by the Lender to effect such recordation shall not affect the Borrower’s obligations hereunder. Prior to the transfer of a Note, the Lender shall record such information on any schedule annexed to and forming a part of such Note.

Section 2.02 Repayment.

(a) Mandatory Repayment. The aggregate principal amount of the Loans outstanding on the Maturity Date, together with accrued but unpaid interest thereon, shall be due and payable in full on the Maturity Date.

(b) Optional Prepayment. Subject to Section 3.07, the Borrower may at its option prepay the Loans, in whole or in part, at any time and from time to time without premium or penalty, provided that the Lender shall have received from the Borrower notice of any such prepayment no later than 2:00 p.m. New York time (i) three (3) LIBOR Business Days prior to any date of prepayment of any

LIBOR Loan and (ii) on the date of prepayment of any Prime Rate Loan, in each case specifying the date and the amount of prepayment. Partial prepayments hereunder shall be in an aggregate principal amount of the lesser of (a) a minimum of $100,000 and in an integral multiple of $100,000 and (b) the outstanding balance of the Loan being paid.

(c) Reduction or Termination of Commitment. At any time, the Borrower may, upon not less than five (5) Business Days’ prior written notice to the Lender, terminate or permanently reduce the Commitment without premium or penalty by an aggregate minimum amount of $5,000,000 or any integral multiple of $5,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made pursuant to Section 2.02(b), the outstanding principal amount of all Loans would exceed the amount of the Commitment sought to be in effect after such reduction. Once reduced in accordance with this Section 2.02(c), the Commitment may not be increased.

Section 2.03 Interest Payment Dates and Interest Rate.

(a) Payment of Interest. Interest with respect to each Loan shall be payable in arrears on each Interest Payment Date for such Loan.

(b) Prime Rate Loans. Loans which are Prime Rate Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Prime Rate plus the Applicable Margin.

(c) LIBOR Loans. Loans which are LIBOR Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to LIBOR determined for such Interest Period in accordance with the terms hereof plus the Applicable Margin.

Section 2.04 Continuation; Conversion.

The Borrower may elect from time to time to (a) continue any outstanding LIBOR Loan upon the expiration of the Interest Period applicable thereto as a LIBOR Loan by giving to the Lender at least three (3) LIBOR Business Days’ prior irrevocable written notice of continuation and the succeeding Interest Period of such continued Loan will commence on the last day of the Interest Period of the Loan to be continued, (b) convert any outstanding LIBOR Loan upon expiration of the Interest Period applicable thereto to a Prime Rate Loan by giving to the Lender at least one (1) Business Day’s prior irrevocable written notice of conversion and (c) convert any outstanding Prime Rate Loan to a LIBOR Loan by giving to the Lender at least three (3) LIBOR Business Days’ prior irrevocable written notice of conversion, provided that no Loan may be continued as a Loan other than a Prime Rate Loan if an Event of Default or Potential Event of Default has occurred and is continuing. Each such irrevocable written notice electing to continue or convert a Loan shall specify: (i) the proposed continuation or conversion date, (ii) the amount of the Loan to be continued or converted, (iii) the nature of the proposed continuation or conversion (including whether the converted Loan will be a LIBOR Loan or a Prime Rate Loan) and (iv) for Loans being continued as or converted to LIBOR Loans, the requested Interest Period, and shall certify that no Event of Default or Potential Event of Default has occurred and is continuing. On the date on which such continuation or conversion is being made, the Lender shall take such action as is necessary to effect such continuation or conversion. In the event that no notice of continuation or conversion, or an incomplete notice of continuation or conversion, is received by the Lender with respect to outstanding LIBOR Loans, or if an Event of Default or Potential Event of Default has occurred and is continuing, then upon expiration of the Interest Period(s) applicable thereto, such Loans shall automatically convert to Prime Rate Loans.

Section 2.05 Fees. The Borrower agrees to pay to the Lender, an annual fee equal to the Commitment multiplied by 0.20%. Such fee will be fully earned and shall be due and payable in advance in full in cash on the Closing Date and on each annual anniversary thereof.

Section 2.06 Cash Collateralization.

(a) Hedging Obligations. Upon the request of the Lender during the continuance of any Event of Default or Potential Event of Default, the Borrower shall immediately Cash Collateralize the outstanding Hedging Obligations owing to the Lender or any of its Affiliates in an amount equal to 105% of the aggregate amount of such Hedging Obligations.

(b) Cash Management Obligations. Upon the request of the Lender during the continuance of any Event of Default or Potential Event of Default, the Borrower shall immediately Cash Collateralize the outstanding Cash Management Obligations owing to the Lender or any of its Affiliates in an amount equal to 105% of the aggregate amount of such Cash Management Obligations.

(c) Security Interest. The Borrower hereby grants to the Lender a security interest in all cash, deposit accounts and all balances in such cash or deposit accounts and all proceeds of the foregoing deposited as cash collateral pursuant to this Section 2.06 or Section 7.01.

(d) Return of Cash Collateral. Cash Collateral provided under this Section 2.06 shall be returned to the Borrower within five (5) Business Days after all Events of Default or Potential Events of Default have been cured or waived. Any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents.

ARTICLE III.

GENERAL PROVISIONS CONCERNING THE LOANS

Section 3.01 Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Borrower (i) to repay all outstanding Debt owed to the Existing Lender and the other lenders under the Existing Credit Agreement; (ii) to pay fees and expenses incurred in connection with this Agreement and the other Loan Documents, and (iii) for working capital and general corporate purposes of the Borrower and its Subsidiaries (including, to finance any Permitted Acquisition).

Section 3.02 Default Interest. Notwithstanding anything to the contrary contained in Section 2.03, any amounts payable hereunder which are not paid when due shall bear interest at a rate per annum which is equal to 3.00% above the rate which would otherwise be applicable pursuant to Section 2.03(b) or otherwise under this Agreement from the date of such nonpayment until paid in full (after as well as before judgment), payable on demand.

Section 3.03 Computation of Interest.

(a) Calculations. All computations of interest for Prime Rate Loans when the Prime Rate is determined by the Lender’s prime lending rate shall be made on the basis of the year of 365 or 366 days, as the case may be, and the actual number of days elapsed. All other interest and fees hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate on a Prime Rate Loan resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective.

(b) Determination by Lender. Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

Section 3.04 Payments. The Borrower shall make each payment of principal, interest and fees hereunder and under the Note, without set-off or counterclaim, not later than 3:00 p.m., New York time, on the day when due in lawful money of the United States of America to the Lender at the office of the Lender designated from time to time in immediately available funds. Subject to the provisions set forth in the definition of “Interest Period”, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

Section 3.05 Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to Section 3.06, 3.07 or 3.09 shall not constitute a waiver of the Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate the Lender pursuant to those Sections for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor, unless the change in law giving rise to such increased costs or reduction is retroactive, in which case the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.06 Reduced Return. If the Lender shall have determined that any Change in Law (each, a “Requirement”) regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s or its holding company’s capital as a consequence of its Commitment, Loans and obligations hereunder (and which has not been taken into account in computing LIBOR or the Applicable Reserve Requirement) to a level below that which would have been achieved but for such Requirement or compliance therewith (taking into consideration the Lender’s policies with respect to capital or liquidity requirements) by an amount deemed by the Lender to be material (which amount shall be determined by the Lender’s reasonable allocation of the aggregate of such reductions resulting from such events), then from time to time, within ten (10) Business Days after demand (accompanied by a statement setting forth and explaining the change in such requirement and including all relevant calculations relating thereto) by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction. The determination of such amount by the Lender shall be presumed correct absent manifest error. This covenant shall survive termination of this Agreement and the payment of the Obligations.

Section 3.07 Funding Losses. The Borrower hereby agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense, including, but not limited to, any such loss or expense arising from interest or fees payable by the Lender to lenders of funds obtained by it in order to maintain its LIBOR Loans hereunder, in each case, which the Lender actually sustains or incurs (in each case, excluding loss of anticipated profits or margin) as a consequence of (i) the Borrower failing to borrow or continue any LIBOR Loan after notice has been given to the Lender in accordance with this Agreement (whether or not withdrawn by the Borrower), (ii) if for any reason a LIBOR Loan must be converted to a Prime Rate Loan in accordance with this Agreement, (iii) default by the Borrower in making any prepayment of a LIBOR Loan on any date specified in a prepayment notice thereof in accordance with Section 2.02(b) or (iv) the Borrower making any payment of a LIBOR Loan on a day other than the last day of the Interest Period for such Loan. For purposes of this Section 3.07, it shall be assumed that the Lender had funded or would have funded 100%, as the case may be, of a LIBOR Loan in the London interbank market for a corresponding amount and term. The determination of such amount by the Lender shall be presumed correct in the absence of manifest error. This covenant shall survive termination of this Agreement and the payment of the Obligations.

Section 3.08 Inability to Determine Interest Rate. In the event that the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining LIBOR applicable pursuant to Section 2.03 for any Interest Period with respect to a LIBOR Loan that will result from a requested LIBOR Loan or that such rate of interest does not adequately cover the cost of funding such Loan, the Lender shall forthwith give notice of such determination to the Borrower not later than 4:00 p.m. New York time, on the requested Borrowing date or the last day of an Interest Period of a Loan which was to have been continued as a LIBOR Loan. If such notice is given and has not been withdrawn, (i) any requested LIBOR Loan shall be made as a Prime Rate Loan, or, at the Borrower’s option, such Loan shall not be made, and (ii) any outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Period with respect thereto, to a Prime Rate Loan. Until such notice has been withdrawn by the Lender, no further LIBOR Loans shall be made. The Lender will review the circumstances affecting the London interbank market from time to time and the Lender will withdraw such notice at such time as it shall determine that the circumstances giving rise to said notice no longer exist.

Section 3.09 Requirements of Law. In the event that any Change in Law:

(a) does or shall subject the Lender to any Taxes with respect to this Agreement, the Note or any Loan made, or change the basis of taxation of payments to the Lender of principal, interest, fee or any other amount payable hereunder (except for (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes, or changes in the rates thereof);

(b) does or shall impose, modify or hold applicable any reserve, assessment rate, special deposit, compulsory loan or other requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended with respect to any Loan Document or any Loan by, or any other acquisition of funds by, any office of the Lender which are not otherwise included in the determination of LIBOR at the last Borrowing or continuation date of a Loan;

(c) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or other requirement against the Commitment to extend credit; or

(d) does or shall impose on the Lender any other condition with respect to any Loan Document or any Loan;

and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining its Commitment or the LIBOR Loans or to reduce any amount receivable thereunder (which increase or reduction shall be determined by the Lender’s customary allocation of the aggregate of such cost increases or reduced amounts receivable resulting from such events), then, in any such case, the Borrower shall pay to the Lender, within ten (10) Business Days of its demand, any additional amounts necessary to compensate the Lender for such additional cost or reduced amount receivable as determined by the Lender with respect to this Agreement. If the Lender becomes entitled to claim any additional amounts pursuant to this Section 3.09, it shall notify the Borrower of the event by reason of which it has become so entitled. A statement incorporating the calculation as to any additional amounts payable pursuant to the foregoing sentence submitted by the Lender to the Borrower shall be presumed correct in the absence of manifest error. This covenant shall survive termination of this Agreement and the payment of the Obligations.

Section 3.10 Illegality. Notwithstanding any other provisions herein, if any Change in Law shall make it unlawful, impossible, or impracticable for the Lender to make or maintain LIBOR Loans as contemplated by this Agreement, (a) the commitment of the Lender hereunder to make LIBOR Loans shall forthwith be cancelled and (b) the Lender’s Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Prime Rate Loans on the last day of the then current Interest Period with respect thereto or within such earlier period as required by law. The Borrower hereby agrees to pay the Lender, within three (3) Business Days of its demand, any additional amounts necessary to compensate the Lender for any actual costs incurred by the Lender in making any conversion in accordance with this Section 3.10, including, but not limited to, any interest or fees payable by the Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Loans hereunder (the Lender’s notice of such costs, as certified to the Borrower, to be presumed correct absent manifest error).

Section 3.11 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If the Borrower shall be required by law to deduct or withhold any Taxes from such payments, then (i) the Borrower shall make all required deductions, (ii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law, and (iii) if such tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.11) the Lender receives an amount equal to the sum it would have received had no such deductions been made.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay all Other Taxes in accordance with applicable law or, at the election of the Lender, timely reimburse it for the payment of such Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including any such Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.11) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be presumed correct absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of any Taxes by the Borrower to a governmental authority pursuant to this Section 3.11, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Refunds. If the Lender determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.11, it shall pay over such refund to the Borrower (but only to the extent of indemnification payments made, or additional amounts paid, by the Borrower under this Section 3.11 with respect to such Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that the Borrower, upon the request of the Lender, shall repay the amount paid over to the Borrower to the Lender in the event the Lender is required to repay such refund to such governmental authority. This Section 3.11 shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(f) Status of Lenders. (i) The Lender or other relevant party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at any time reasonably requested by the Borrower such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender or other relevant party if reasonably requested by the Borrower shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender or other relevant party is subject to United States backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.11(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii) Without limiting the generality of the foregoing:

(A) the Lender or other relevant party that is a U.S. Person shall deliver to the Borrower on or prior to the date of this Agreement or the date on which such other relevant party becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that Lender or other relevant party is exempt from Federal backup withholding tax;

(B) the Lender or other relevant party that is not a U.S. Person (a “Non-U.S. Lender Party”) shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which such Non-U.S. Lender Party becomes the Lender or other relevant party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable;

(i) in the case of a Non-U.S. Lender Party claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Lender Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Non-U.S. Lender Party is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Non-U.S. Lender Party is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, provided that if the Non-U.S. Lender Party is a partnership and one or more direct or indirect partners of such Non-U.S. Lender party are claiming the portfolio interest exemption, such Non-U.S. Lender Party may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender Party shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which such Non-U.S. Lender Partner becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to the Lender (or other relevant party) under any Loan Document would be subject to Federal withholding Tax imposed by FATCA if the Lender (or other relevant party) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), the Lender (or other relevant party) shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(1) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender (or other relevant party) has complied with the Lender’s (or other relevant party’s) obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

If any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, the Lender (or other relevant party) shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

ARTICLE IV.

CONDITIONS OF LENDING

Section 4.01 Conditions Precedent to Credit Facility. The effectiveness of this Agreement and the obligations of the Lender to make Loans hereunder on the Closing Date are subject to the conditions precedent that:

(a) The Lender shall have received the following, each in form and substance satisfactory to the Lender in its sole discretion:

(i) executed copies of this Agreement, the Note, the Security Agreement and each other Loan Document;

(ii) a copy of the certificate of incorporation of the Borrower, certified as of a recent date by the Secretary of State of the State of Delaware;

(iii) a copy of the bylaws of the Borrower, certified by the Secretary or an Assistant Secretary or other authorized person of the Borrower;

(iv) a copy of resolutions of the Board of Directors or other authorizing documents of the Borrower approving the Loan Documents and the Borrowings hereunder;

(v) an incumbency certificate executed by the Secretary or an Assistant Secretary or other authorized person of the Borrower or equivalent document, certifying the names and signatures of the officers of the Borrower or other Persons authorized to sign the Loan Documents and the other documents to be delivered hereunder;

(vi) a certificate of good standing or its equivalent and evidence of good standing as to payment of any applicable franchise or similar taxes with respect to the Borrower from the Secretary of State of the State of Delaware;

(vii) evidence that all governmental, regulatory and other third party consents and approvals required in connection with the Loan Documents and the Borrowings hereunder have been obtained and are in full force and effect;

(viii) a favorable opinion or opinions of counsel for the Borrower addressing issues under California, New York and Delaware law, dated the Closing Date;

(ix) evidence of payment of all costs, expenses, fees and other compensation (including reasonable, documented and out-of-pocket attorneys’ fees and expenses) required to be paid to the Lender by the Borrower pursuant to this Agreement or any other written agreement on or prior to the Closing Date;

(x) a certificate from the Chief Financial Officer of the Borrower or other authorized officer with knowledge of the financial position of the Borrower dated the Closing Date certifying as to the matters set forth in Section 5.01(q) of this Agreement as to Solvency;

(xi) such documentation and other information that the Lender requests as to the Borrower in order to comply with its ongoing due diligence pursuant to regulatory requirements and its internal policies, including its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(xii) evidence that the Lender shall have a valid and perfected first priority security interest in the Collateral (subject to Permitted Liens, except with respect to the Collateral that is required to be physically delivered to the Lender pursuant to the

Security Documents) (including (w) any documents reasonably requested by the Lender or as required by the terms of the Security Documents to evidence its security interest in the Collateral (including, without limitation, any Landlord Subordination Agreements, bailee letters, control agreements and filings evidencing a security interest in any intellectual property included in the Collateral); (x) copies of lien search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings, in each case as may be requested by the Lender, (y) such documents duly executed by the Borrower as the Lender may request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Security Documents) and (z) all certificates, instruments and other documents representing the Collateral and related undated powers or endorsements duly executed in blank;

(xiii) a completed perfection certificate as to the Borrower, dated the Closing Date and signed by an authorized officer of the Borrower, together with all attachments contemplated thereby;

(xiv) an executed payoff letter from the Existing Lender which shall, among other things, authorize the Lender to discharge all Liens over the property of the Borrower in favor of the Existing Lender in connection with the Existing Credit Agreement;

(xv) account control agreements, in form and substance satisfactory to the Lender, and executed by the financial institution or securities intermediary at which the Borrower’s deposit account(s) or securities account(s), as the case may be, are maintained;

(xvi) evidence of insurance coverage, in form, substance, amounts, covering risks and issued by companies satisfactory to the Lender, and where required by the Lender, with lender loss payable endorsements in favor of the Lender;

(xvii) such other certificates and documents as the Lender shall reasonably request;

(b) all corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Lender and its counsel, and the Lender and the Lender’s counsel shall have received any and all further information and documents which the Lender or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities;

(c) completion by the Lender of a due diligence investigation of the Borrower in scope, and with results, satisfactory to the Lender in its reasonable discretion;

(d) neither the Borrower nor any of its Subsidiaries shall be in default in the performance of any agreement or instrument to which it may be a party or by which its properties may be bound, or in violation of any law, in any case which defaults and violations, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect;

(e) the representations and warranties contained in this Agreement and the other Loan Documents shall be true, correct and complete in all material respects (or, in the case of any such representation or warranty already qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects (or, in the case of any such representation or warranty already qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of such earlier date;

(f) no event or condition shall have occurred and be continuing that would constitute an Event of Default or Potential Event of Default; and

(g) since the date of the most recent audited financial statements received by the Lender prior to the Closing Date, no Material Adverse Effect shall have occurred.

Section 4.02 Conditions Precedent to Each Borrowing. The obligation of the Lender to make a Loan on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further condition precedent that on the date of such Borrowing, the following statements shall be true and the Lender shall have received the notice required by Section 2.01(b), which notice shall be deemed to be a certification by the Borrower that:

(a) the representations and warranties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (or, in the case of any such representation or warranty already qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of such date as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects (or, in the case of any such representation or warranty already qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of such earlier date;

(b) no event or condition has occurred and is continuing, or would result from such Borrowing that would constitute an Event of Default or Potential Event of Default; and

(c) all Loan Documents are in full force and effect.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties. The Borrower represents and warrants as follows:

(a) Organization. Each Loan Party and each of its Subsidiaries is duly incorporated, formed or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization (to the extent such concept is relevant or applicable in such jurisdiction) and each jurisdiction where such Loan Party is required to be qualified to do business unless the failure to so qualify is not likely to have a Material Adverse Effect, and has all requisite corporate, limited liability company or partnership power and authority to own and operate its properties and to carry out its business.

(b) Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents executed by it, and the making of Borrowings hereunder in the case of the Borrower, are within such Loan Party’s corporate, limited liability or partnership powers, as applicable, and have been duly authorized by all necessary corporate, limited liability or partnership action, as applicable.

(c) No Conflict. The execution, delivery and performance by each Loan Party of the Loan Documents executed by it do not (i) violate such Person’s charter, by-laws or other organizational document, (ii) violate any law or regulation (including Regulations T, U and X) applicable to such Person or any order, judgment or decree of any court or governmental agency body binding on such Person, (iii) result in a breach of or a default under, or result in or require the imposition of a Lien pursuant to any contract binding on such Person, except to the extent the foregoing could not reasonably be expected to have a Material Adverse Effect, or (iv) violate any material agreement as to which such Person is a party, except to the extent such violation could not reasonably be expected to result in the termination of such material agreement or otherwise have a Material Adverse Effect.

(d) Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by any Loan Party of the Loan Documents, except for filings and recordings with respect to the Collateral to be made under the Loan Documents.

(e) Validity. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and constitutes the binding obligations of each Loan Party that is a party thereto, each enforceable in accordance with their respective terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

(f) Financial Condition. The unaudited consolidated balance sheet and related statements of income, stockholders equity and cash flows of the Borrower and its Subsidiaries for the Fiscal Quarter ended July 31, 2015 and the audited consolidated balance sheet and related statements of earnings, changes in stockholders equity and cash flows of the Borrower and its Subsidiaries for the Fiscal Year ended January 31, 2015 (which audit report and opinion is unqualified as to going concern and scope of audit), copies of each of which have been furnished to the Lender, fairly present in all material respects the financial condition of the Borrower and its Subsidiaries, as at such dates and the results of the operations of the Borrower and its Subsidiaries for the respective periods ended on such dates, all in accordance with GAAP (subject in the case of quarterly financials to changes resulting from normal year-end adjustments and the absence of footnotes). Since the date of the most recent audited financial statements of the Borrower and its Subsidiaries delivered to the Lender, no event or change has occurred that has caused or evidences, either in any case or the aggregate, a Material Adverse Effect.

(g) Litigation. Except as set forth on Schedule 5.01(n), there is no action or proceeding pending (or threatened in writing) affecting any Loan Party or any of its Subsidiaries before any court, governmental agency or arbitrator, which could reasonably be expected to have a Material Adverse Effect.

(h) Employee Benefit Plans. No Loan Party or any of its Subsidiaries, including any ERISA Affiliate of the Loan Party, (i) sponsors, maintains or contributes to (or is required to contribute to) any Pension Plans or (ii) contributes to a Multiemployer Plan or has been required to contribute to a Multiemployer Plan or Pension Plan in the past six years.

(i) Disclosure. No information, report, financial statement, exhibit or schedule furnished to the Lender by or on behalf of any Loan Party or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein

(taken as a whole) not misleading in any material respect in the light of the circumstances in which the same were made; provided that, to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents and warrants only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule.

(j) Environmental Matters. Each Loan Party and its Subsidiaries are in compliance with all Environmental Laws and no event or condition has occurred or is occurring with respect to such Loan Party or any of its Subsidiaries relating to any Environmental Law that has resulted in or could reasonably be expected to result in claims alleging potential liability or responsibility for violation of any Environmental Law or release or injury to the environment, or is or could reasonably be expected to be the subject of any investigation, proceeding, settlement, except in each case violations and claims that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Such Loan Party and its Subsidiaries have all Environmental Permits necessary for the ownership and operation of their respective properties and businesses as presently owned and operated and as presently proposed to be owned and operated, except for those which are not yet necessary or the absence of which, individually, or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither such Loan Party nor its Subsidiaries has transported or arranged for the transport of any Hazardous Materials or any other materials subject to Environmental Laws to any environmental clean-up site which has not been in compliance with Environmental Laws, except for any noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(k) Title to Properties; Liens; Location of Real Property and Leased Premises. (i) Each Loan Party and its Subsidiaries have (A) good, sufficient and legal title to (in the case of fee interests) the real property owned by it, (B) valid leasehold interests in (in the case of leasehold interests in real property) the real property leased by it or (C) good title to all of their respective material personal property. Except as permitted by Section 6.02(a), all such properties are free and clear of Liens. (ii) Schedule 5.01(k)(ii) lists, as of the Closing Date, all real property owned by the Borrower and its Subsidiaries and the addresses thereof. (iii) Schedule 5.01(k)(iii) lists, as of the Closing Date, each parcel of real property leased, subleased, licensed or sublicensed by the Borrower and its Subsidiaries, the address and the owner thereof, and the expiration date of the related lease, sublease, license or sublicense.

(l) Payment of Taxes. All income and other material tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed (or an extension has been obtained for the filing thereof), and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon such Loan Party and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, except any of the foregoing that are being contested in good faith by appropriate proceedings and with respect to which reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP have been made or provided therefor.

(m) Governmental Regulation. Neither any Loan Party nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other Federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the Obligations unenforceable. The Borrower is not engaged nor will the Borrower engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States of America) in violation of Regulation T, U or X.

(n) Licenses and Permits; Intellectual Property. Each Loan Party and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, necessary for the operation of their businesses, free and clear of all Liens (other than Permitted Liens) and, except (i) as set forth on Schedule 5.01(n), or (ii) as could not reasonably be expected to have a Material Adverse Effect, without known conflict with the rights of others. Except (A) as set forth on Schedule 5.01(n), or (B) as could not reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of such Loan Party, no product of such Loan Party or its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person and (ii) to the knowledge of such Loan Party, there is no material violation by any Person of any right of such Loan Party or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by such Loan Party or any of its Subsidiaries.

(o) Labor Disputes; Casualties. Neither any Loan Party nor any of its Subsidiaries is affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of public enemy or other casualty (whether or not covered by insurance) which, individually or in the aggregate, has had or could be reasonably expected to have a Material Adverse Effect.

(p) Compliance. Neither any Loan Party nor any of its Subsidiaries is in default in the performance of any agreement or instrument to which it is a party or by which its properties are bound, or in violation of any law, in any case which defaults and violations, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(q) Solvency. The Loan Parties on a consolidated basis are, and, upon the incurrence of, and after giving effect to, any Obligations under the Loan Documents by the Loan Parties, will be, Solvent.

(r) Investments. No Loan Party has any investments in other Persons except investments which would be permitted under Section 6.02(e).

(s) Debt. No Loan Party has any Debt except Debt which would be permitted under Section 6.02(b).

(t) Equity Ownership; Subsidiaries. Schedule 5.01(t) correctly sets forth the ownership interest of each Subsidiary of the Borrower as of the Closing Date. As of the Closing Date, the capitalization of the Borrower’s Subsidiaries consists of the number of Equity Interests, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 5.01(t). All outstanding Equity Interests of the Borrower’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, in the case of Equity Interests issued by a corporation, or duly issued and outstanding, in the case of Equity Interests issued by any other entity, and not subject to any preemptive or similar rights, except as described on Schedule 5.01(t). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Subsidiary of the Borrower, except as described on Schedule 5.01(t). As of December 3, 2015, the issued and outstanding capital stock of the Borrower consists of the number of shares of such classes and series, with or without par value, described on Schedule 5.01(t), and all such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.

(u) OFAC. Neither any Loan Party nor any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2011 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in a manner violative of Section 2 or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s OFAC regulation or executive order.

(v) Insurance. Each Loan Party and its properties and businesses, and the properties and businesses of its Subsidiaries, are insured with financially sound and reputable insurance companies (which are not Loan Parties or Affiliates of the Loan Parties) against loss or damage as required by Section 6.01(e).

(w) Negative Pledge. Neither the Borrower nor any of its Subsidiaries is a party to or bound by any agreement or undertaking or security which prohibits the creation or existence of any Lien upon any of its properties or assets or which requires the grant of security for an obligation if security is granted for the Obligations, except for (i) this Agreement and the other Loan Documents, (ii) covenants in Capital Leases and documents creating Liens permitted by Section 6.02(a) which prohibit further Liens on the properties encumbered thereby and (iii) any other agreement or undertaking permitted by Section 6.02(j).

(x) Security Documents. The Security Documents are effective to create in favor of the Lender a legal, valid and enforceable security interest in the Collateral described therein (including any proceeds of any item of such Collateral). In the case of (i) the Pledged Shares described in the Security Agreement, when any stock certificates or notes, as applicable, representing such Pledged Shares are delivered to the Lender and (ii) the other Collateral described in the Security Documents, when a financing statement in appropriate form is filed in the applicable filing office (which financing statement has been duly completed and delivered to the Lender), the Lender shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the applicable Loan Party in such Collateral (including any proceeds of any item of such Collateral) (in each case, to the extent a security interest in such Collateral and proceeds can be perfected through the filing of a financing statement in such filing office or through the delivery of such Pledged Shares), as security for the Secured Obligations, in each case prior and superior in right to any other Person, except Liens expressly permitted by Section 6.02(a).

(y) Sanctions. None of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee, agent or Affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the OFAC, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or the Hong Kong Monetary Authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, the Crimea Region, Cuba, Iran, North Korea, Sudan and Syria.

(z) Anti-Bribery. None of the Borrower, nor to the knowledge of the Borrower, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Borrower and, to the knowledge of the Borrower, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

ARTICLE VI.

COVENANTS

Section 6.01 Affirmative Covenants. So long as the Note or any Obligation hereunder and under the other Loan Documents shall remain unpaid or the Lender shall have any Commitment hereunder, unless the Lender shall otherwise consent in writing:

(a) Financial Information. The Borrower will furnish to the Lender:

(i) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated financial statements of the Borrower and its Subsidiaries as at the end of such Fiscal Year, including a balance sheet and related statements of income and cash flows, accompanied by a report and opinion thereon (prepared in accordance with generally accepted auditing standards) of Ernst & Young LLP or other independent certified public accountants reasonably acceptable to the Lender (which report and opinion shall be unqualified as to going concern and scope of audit);

(ii) as soon as available, but in any event within forty-five (45) days after each Fiscal Quarter, a copy of the unaudited consolidated financial statements of the Borrower and its Subsidiaries for such period;

all such financial statements referred to in clauses (i) – (ii) to fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries and to be in reasonable detail and in accordance with GAAP (subject in the case of quarterly financials to changes resulting from normal year-end adjustments and the absence of footnotes); and

(iii) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a complete and accurate Accounts Receivable agings report in form satisfactory to the Lender, calculated as of the last day of such month; and

(iv) as soon as available, but in any event within sixty (60) days after the beginning of each Fiscal Year, management projected year-end consolidated financial statements of the Borrower and its Subsidiaries for such Fiscal Year, including a projected balance sheet and related statements of income and cash flows and a statement of all the material assumptions on which such projections are based.

(b) Notices and Information. The Borrower shall deliver to the Lender:

(i) promptly upon any senior officer of the Borrower obtaining actual knowledge (w) of any condition or event which constitutes an Event of Default or Potential Event of Default, (x) that any Person has given any notice to any Loan Party or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.01(e), (y) of the institution of any litigation involving an alleged liability (including possible forfeiture of property) of any Loan Party or any of its Subsidiaries equal to or greater than $5,000,000 with respect to any such Person, or any adverse determination in any litigation involving a potential liability of any Loan Party or any of its Subsidiaries equal to or greater than $5,000,000 with respect to any such Person, in each case to the extent not covered by insurance, or (z) of a condition or events that could reasonably be expected to cause a Material Adverse Effect, an officers’ certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower or the applicable Subsidiary has taken, is taking and proposes to take with respect thereto;

(ii) promptly, and in any event within thirty (30) days after receipt thereof, a copy of any notice, summons, citation, directive, letter or other form of communication from any governmental authority or court in any way concerning any action or omission on the part of such Loan Party or any of its Subsidiaries in connection with any Hazardous Material or any waste or by product thereof, or concerning the filing of a Lien upon, against or in connection with such Loan Party or such Subsidiary, or any of their leased or owned real or personal property, in connection with a Hazardous Substance Superfund or a Post-Closure Liability Fund as maintained pursuant to Section 9507 of the Internal Revenue Code, in each case which could be reasonably be expected to have a Material Adverse Effect;

(iii) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a Compliance Certificate duly executed by the Chief Financial Officer of the Borrower that, among other things, (x) shows in reasonable detail the calculations used in determining the financial covenants set forth in Section 6.03(a) as of the end of such calendar month and in Section 6.03(b) as of the end of such calendar month that is also the end of a Fiscal Quarter and (y) states that no Potential Event of Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Potential Event of Default or Event of Default is continuing, states the nature thereof and the action that the Loan Parties propose to take with respect thereto;

(iv) as soon as available, but in any event within thirty (30) days after the end of each calendar month, cause any brokerage firm and any other financial institution (other than the Lender and its Affiliates) with which the Borrower maintains deposit account(s), securities account(s), investment account(s) or other accounts, in the name of or used by the Borrower, that are subject to an account control agreement in favor of Lender, to deliver a copy of the account statement for such calendar month, directly to the Lender; provided, however, that if the Lender has timely received such account statements directly from such brokerage firm or other financial institution under the terms of the applicable account control agreement, then this Section 6.01(b)(iv) shall not apply with respect to the accounts covered thereby;

(v) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed to its stockholders, as the case may be;

(vi) promptly upon receipt thereof, copies of all material reports submitted to the Borrower by its independent certified public accountants in connection with each annual audit examination of the Borrower and its Subsidiaries made by such accountants, including the “management letter” submitted by such accountants to the Borrower in connection with their annual audit and any written management responses thereto, and copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any actual investigation or indicating a likely investigation by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof; and

(vii) promptly, and, to the extent practicable, within ten (10) Business Days after request by the Lender, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Lender.

Documents required to be delivered pursuant to Section 6.01(a)(i) or (ii) or Section 6.01(b)(v) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on the Borrower’s signature page hereto; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access; provided that: (x) the Borrower shall deliver paper copies of such documents to the Lender if the Lender so requests until a written request to cease delivering paper copies is given by the Lender and (y) the Borrower shall notify the Lender (by facsimile, electronic mail, automatic electronic notification or other form of notification acceptable to the Lender) of the posting of any such documents.

(c) Corporate Existence. Except as otherwise permitted under Section 6.02(d) or 6.02(f), each Loan Party shall, and shall cause each of its Subsidiaries to, at all times, preserve and keep in full force and effect (i) its corporate, limited liability company or partnership, as applicable, existence and (ii) rights and franchises material to its business.

(d) Payment of Taxes and Claims. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or fine accrues thereon, except for any of the foregoing that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (i) with respect to which reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP have been made or provided therefor and (ii) in the case of a tax, assessment, or charge which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax, assessment, or charge.

(e) Maintenance of Properties; Insurance. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) all properties used in the business of such Loan Party and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof which in the exercise of its reasonable business judgment are required for the continuation of its business. Each Loan Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurance companies (which are not Affiliates of the Loan Parties), insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts (and with such deductibles) as are customarily carried under similar circumstances by such other corporations.

(f) Use of Proceeds. The Borrower shall only use the proceeds of the Loans as permitted under Section 3.01.

(g) Compliance with Laws, Etc. Each Loan Party shall exercise, and cause each of its Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, all Environmental Laws, noncompliance with which could reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect.

(h) Books and Records. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain proper records and accounts in which full, true and correct entries in conformity with GAAP, consistently applied, shall be made of its financial transactions and matters involving the assets and business of such Loan Party and its Subsidiaries.

(i) OFAC, Etc. Without limiting clause (g) above, each Loan Party shall, and shall cause each of its Subsidiaries to, (i) ensure that no Person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (x) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (y) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (ii) comply with all applicable Bank Secrecy Act and anti-money laundering laws and regulations.

(j) Payment of Obligations. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay all obligations and lawful claims (including, without limitation, claims for labor, services, materials and supplies) that, if unpaid, would become a Lien for a material amount against any of its properties or assets, except for any such obligations being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves, if any required under GAAP, have been established, and so long as any Lien resulting therefrom has not become enforceable or is the subject of proceedings that operate to stay the enforcement of such Lien.

(k) Material Licenses. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and preserve all licenses, permits (including Environmental Permits), authorizations and consents from any Person and all registrations, notices and filings with any Person (i) which if not obtained, held or made would have a Material Adverse Effect or (ii) that is necessary for the execution or performance by such Loan Party or such Subsidiary, or the validity or enforceability against such party, of this Agreement or any other Loan Document.

(l) Environmental Matters. Except as could not, individually or in the aggregate, reasonably be expected to result in Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, (i) comply, and cause all lessees and other Persons operating or occupying properties owned or leased by it to comply, with all Environmental Laws and Environmental Permits, (ii) obtain and renew all Environmental Permits necessary for its operations and properties and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address Hazardous Materials at, on, under or emanating from any properties owned or leased by it in accordance with the requirements of all Environmental Laws.

(m) Subsidiaries. (i) From and after the Closing Date, if the Borrower or any of its Subsidiaries acquires or creates any Domestic Subsidiary that is a Material Subsidiary (and, at the election of the Borrower, any other Domestic Subsidiary), promptly, and in no event later than ten (10) Business Days after such acquisition or creation, notify the Lender of that fact and cause such Domestic Subsidiary (A) to execute and deliver to the Lender a counterpart of the Subsidiary Guarantee and the Security Agreement and to take all such further actions and execute all such further documents and instruments as may be reasonably requested by the Lender to create in favor of the Lender a valid and perfected first priority Lien in all of the Collateral of such Domestic Subsidiary (subject to Permitted Liens), and (B) to execute and deliver to the Lender such documents and instruments and to take actions comparable to those described in clauses (ii), (iii), (iv), (v) (vi), (vii), (xi), (xii), (xiii) and (xv) of Section 4.01(a) as the Lender may reasonably request. (ii) For each Subsidiary acquired or created after the Closing Date, each Loan Party shall have complied with its obligations under the Security Agreement in respect of the Equity Interests of such Subsidiary. For the avoidance of doubt, no Foreign Subsidiary shall be required to execute and deliver a Guaranty or Security Agreement, and no equity interests of a Foreign Subsidiary shall be required to be pledged pursuant to the provisions of the Security Agreement or otherwise, in each case to the extent material adverse tax consequences to the Borrower could reasonably be expected to result therefrom, it being understood and agreed that a pledge by the Borrower or its Domestic Subsidiary of 65% of the voting power and 100% of the non-voting power of all classes of the Equity Interests of a Foreign Subsidiary will not cause material adverse tax consequences to Borrower and a pledge by the Borrower or its Domestic Subsidiary of more than 65% of the voting power of all classes of the Equity Interests of a Foreign Subsidiary will be deemed to cause material adverse tax consequences to Borrower.

(n) Employee Benefit Plans. No Loan Party shall, and shall not permit any of its Subsidiaries or any ERISA Affiliate of the Loan Party to, (i) establish a Pension Plan or (ii) contribute to or become required to contribute to a Multiemployer Plan.

(o) Access to Property and Inspections. Each Loan Party shall, and shall cause its Subsidiaries to, at the Borrower’s sole cost and expense, permit the Lender and each of its duly authorized representatives or agents to visit (but only during normal business hours when no Event of Default has occurred and is continuing) any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers and employees at any such reasonable times and intervals as the Lender may reasonably request and, so long as no Event of Default or Potential Event of Default has occurred and is continuing, with reasonable prior notice to the Borrower; provided that, so long as no Event of Default or Potential Event of Default has occurred and is continuing, the Lender shall not request more than one field visit and examination during any Fiscal Year.

(p) Business Locations. Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly (but in no event more than thirty (30) days) after adding any new leased business location in the United States containing any assets of any Loan Party or its Subsidiaries with a book value in excess of $1,000,000 individually for any location or $5,000,000 for all locations with respect to which the applicable landlord has not executed and delivered a Landlord Subordination Agreement, notify the Lender of such fact, and, if requested by the Lender, use its reasonable best efforts to cause the applicable landlord to enter into a Landlord Subordination Agreement with respect to each such location as requested by the Lender. For the avoidance of doubt, this Section 6.01(p) shall not apply to data centers utilized by the Borrower or its Subsidiaries solely as data centers for its server equipment.

(q) Aggregate Deposited Cash. If, at any time, the Borrower or any other Loan Party desires to make a withdrawal or any other disposition of all or any part of the Aggregate Deposited Cash, and such withdrawal or disposition would cause the Aggregate Deposited Cash to be less than 105% of the Commitment then in effect, the Borrower, prior to such proposed withdrawal or disposition, shall deliver to the Lender a Compliance Certificate duly executed by its Chief Financial Officer that, among other things, (i) shows in reasonable detail the calculations used in determining the financial covenants set forth in Sections 6.03(a) and 6.03(b) as of the date of such Compliance Certificate, and (ii) states that no Potential Event of Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate.

(r) Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.01(r), in each case within the time limits specified on such schedule.

(s) Further Assurances. Each Loan Party shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions, which the Lender may reasonably request, to cause the Lender to have at all times a first priority, perfected Lien in the Collateral (other than Permitted Liens).

Section 6.02 Negative Covenants. So long as any Note or Obligation hereunder and under the other Loan Documents shall remain unpaid or the Lender shall have any Commitment hereunder, without the written consent of the Lender:

(a) Liens, Etc. Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist any Lien upon or with respect to any of its assets or properties, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure any Debt of any Person, other than (in each case, a “Permitted Lien”):

(i) Liens in favor of the Lender;

(ii) Liens existing on the Closing Date and listed on Schedule 6.02(a) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that the Lien does not extend to any additional property other than (A) Replacement Assets, and (B) proceeds and products thereof;

(iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or by operation of law, and Liens incurred by the Borrower or such Subsidiary in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, or to secure the performance of surety and appeal bonds, deeds, leases (other than Debt), government contracts, bids, trade contracts, statutory obligations, performance and return of money bonds and other similar obligations;

(iv) Liens or charges arising in favor of governmental authorities by operation of law for which no default exists in the payment of the obligations secured thereby or which are being contested in compliance with Section 6.01(d);

(v) Liens arising under (A) the security documents in respect of Hedge Agreements permitted under Section 6.02(b)(iii) in favor of the Lender or its Affiliates and (B) agreements relating to Cash Management Obligations in favor of the Lender or its Affiliates;

(vi) Capital Leases of, and security interests in, assets acquired, constructed or improved (whether real or personal, tangible or intangible) by the Borrower or such Subsidiary after the date hereof, provided that such Liens and the Debt secured thereby (A) are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (B) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such assets and is otherwise permitted by Section 6.02(b)(ii), and (C) such Liens shall not apply to any other property or assets of the Borrower or such Subsidiary (other than Replacement Assets);

(vii) Liens of landlords and mortgagees of landlords arising by statute;

(viii) judgment Liens securing judgments and other proceedings not constituting an Event of Default hereunder;

(ix) Liens existing on (A) property acquired by such Loan Party or Subsidiary at the time of such acquisition or (B) assets of a Person at the time such Person is acquired, so long as (1) the Lien was not created in contemplation of such acquisition, (2) the amount of the obligations secured thereby has not been increased in connection with such acquisition or at any time thereafter (except in connection with any Permitted Refinancing), (3) any such Lien does not extend to property not subject to such Lien at the time of such acquisition (other than improvements thereon and Replacement Assets), any such Lien is applicable only to specific property, and such Liens are not “blanket” or all asset Liens, and (4) such Lien secures only (x) those obligations which it secures on the date of such acquisition or the date such Person is acquired, as the case may be, and such obligations are otherwise permitted by Section 6.02(b)(vii) and (y) any Permitted Refinancing of such obligations;

(x) to the extent constituting a Lien, any interest or title of a lessor under any personal property operating lease entered into in the ordinary course of business of the Borrower or any Subsidiary and precautionary financing statement filings relating thereto;

(xi) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(xii) Liens on assets of Foreign Subsidiaries; provided that (A) such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of the Borrower or any of the Subsidiaries, and (B) such Liens extending to the assets of any Foreign Subsidiary secure only Debt incurred by such Foreign Subsidiary pursuant to Section 6.02(b)(vi), (vii) or (xi);

(xiii) (A) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (B) Liens arising in the ordinary course of business of any depositary bank or securities intermediary in connection with statutory, common law and customary contractual rights of set-off and recoupment with respect to any deposit account or securities account of the Borrower or any Subsidiary thereof;

(xiv) Liens on cash pledged to secure obligations in respect of letters of credit or banker’s acceptances permitted under Section 6.02(b)(x); and

(xv) other Liens not specifically listed above securing obligations not to exceed $5,000,000 in the aggregate at any time outstanding.

(b) Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist any Debt, other than:

(i) Debt owed to the Lender;

(ii) Capital Leases and Debt incurred to finance the acquisition, construction or improvement of any equipment or capital assets in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(iii) obligations (contingent or otherwise) existing or arising under any Hedge Agreement, provided that if such obligations are not with the Lender or any of its Affiliates, (x) such obligations are (or were) entered into by such Loan Party in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (y) such Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(iv) to the extent constituting Debt, investments permitted under Section 6.02(e), including intercompany Debt of the Borrower and the Subsidiaries to the extent permitted by Section 6.02(e); provided that any such Debt that is owed by a Loan Party to a Subsidiary that is not a Loan Party is subordinated to the Obligations on the terms satisfactory to the Lender;

(v) Cash Management Obligations, provided that if such Cash Management Obligations are not with the Lender or any of its Affiliates, to the extent incurred in the ordinary course of business in a manner consistent with this Agreement;

(vi) Debt existing on the date of this Agreement and set forth on Schedule 6.02(b), together with any Permitted Refinancing;

(vii) Debt assumed in connection with a Permitted Acquisition, so long as such Debt (A) does not exceed $2,500,000 in the aggregate at any time outstanding and (B) was not incurred in contemplation of such Permitted Acquisition;

(viii) Debt under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(ix) Guaranties with respect to Debt permitted pursuant to clauses (i), (ii), (iii), (vi) and (vii) of this Section;

(x) Debt in respect of letters of credit or bankers’ acceptances supporting facility leases in an aggregate principal or face amount not exceeding $5,000,000 at any time; and

(xi) Debt not otherwise permitted under this Section 6.02(b) in an aggregate principal amount not to exceed $5,000,000 at any time outstanding for such Loan Parties and their Subsidiaries taken as a whole.

(c) Restricted Payments. Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; except:

(i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(ii) payments made or expected to be made by the Borrower in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or the vesting of restricted stock awards or restricted stock units; and

(iii) so long as no Event of Default or a Potential Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase its Equity Interests owned by employees of the Borrower or the Subsidiaries or make payments to employees of the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management or employee incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $2,000,000 in any Fiscal Year.

(d) Consolidation, Merger. The Borrower shall not, and shall not permit its Subsidiaries to, consolidate with or merge into any other corporation or entity, except that (i) if at the time thereof and immediately after giving effect thereto no Event of Default or Potential Event of Default shall have occurred and be continuing, (x) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, and (y) any Subsidiary may merge into or consolidate with any other Subsidiary (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (ii) in connection with a Permitted Acquisition, any corporation or entity may consolidate with or merge into any Loan Party or any Loan Party (other than the Borrower) may merge into any other corporation or entity, provided that such Loan Party shall be the surviving entity of such merger or consolidation or the surviving entity of such merger or consolidation shall become a Loan Party promptly following the consummation thereof, and provided, further, that immediately after the consummation of such consolidation or merger there shall exist no condition or event which constitutes an Event of Default or a Potential Event of Default.

(e) Loans, Investments, Contingent Liabilities. The Borrower shall not, and shall not permit its Subsidiaries to, make or permit to remain outstanding any loan or advance to, or guarantee or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person or make any acquisition of all or substantially all of the stock or assets of any business or division of a Person through a merger, consolidation or any other combination with such Person in any transaction or a series of related transactions, except that the Borrower and such Subsidiary may:

(i) acquire any Cash Equivalents;

(ii) acquire and own stock, obligations, securities and other investments received from customers and suppliers in connection with debts created in the ordinary course of business owing to such Loan Party or such Subsidiaries;

(iii) endorse negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(iv) consummate a Permitted Acquisition, provided that the aggregate amount of consideration (other than consideration payable in Qualified Equity Interests) expended to acquire Persons or assets that do not become Loan Parties or Collateral, respectively, shall not exceed $10,000,000 during the term of this Agreement;

(v) maintain the loans, investments and/or liabilities in existence on the date of this Agreement and set forth on Schedule 6.02(e)(v);

(vi) invest in the Equity Interests of the Subsidiaries, provided that (A) any such investment in the form of Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to any limitations applicable to voting stock of a Foreign Subsidiary referred to therein), (B) no part of any such investment by a Loan Party to a non-Loan Party shall take the form of a contribution of intellectual property (other than any contribution or transfer to a Foreign Subsidiary of intellectual property that is necessary to, or useful in, the business of such Foreign Subsidiary pursuant to the Management and Services Agreement, the Cost Sharing Agreement or the Platform Contribution Transaction License Agreement), and (C) the aggregate amount of investments by the Loan Parties in Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments) shall not exceed $25,000,000 per Fiscal Year;

(vii) make customary and reasonable indemnity obligations (A) in effect on the Closing Date, (B) entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Debt), or (C) set forth in customer or vendor agreements entered into by the Borrower or any Subsidiary in the ordinary course of business consistent with past practices (other than such obligations with respect to Debt);

(viii) make loans or advances made by the Borrower to any Subsidiary and made by the Borrower or any Subsidiary to the Borrower or any other Subsidiary; provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Lender pursuant to the Security Agreement, (B) such loans and advances shall be unsecured and, to the extent owed by a Loan Party to a Person that is not a Loan Party, subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Lender, and (C) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (vi) of this Section;

(ix) make investments, loans or advances constituting non-cash consideration received by the Borrower or any Subsidiary in respect of any Dispositions permitted under Section 6.02(f);

(x) make Guaranties to the extent permitted under Section 6.02(b)(ix); and

(xi) make other investments, loans or advances in an aggregate amount not to exceed $3,000,000 during the term of this Agreement.

For purposes of compliance with this Section 6.02(e), the amount of any investment (whether an equity investment, loan, guarantee or other investment governed by this Section 6.02(e)) of any Person shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such investment less (x) any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto, whether by disposition, return on capital, dividend or otherwise or (y) in the case of any investment by a Loan Party in any Foreign Subsidiary, as reduced by any cash payments received by such Loan Party from any Foreign Subsidiary pursuant to the Management and Services Agreement, the Cost Sharing Agreement or the Platform Contribution Transaction License Agreement.

(f) Asset Sales. Borrower shall not, and shall not permit its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets outside the ordinary course of business (including stock or other equity of a Subsidiary), whether now owned or hereafter acquired (a “Disposition”), except that any Loan Party and any Subsidiary may convey, sell, lease, transfer or otherwise dispose of business, property or assets (i) that are surplus, obsolete or otherwise not used or useful in the business of such Loan Party or such Subsidiary, provided that not less than 75% of the aggregate sale price from such Disposition shall be paid in cash, (ii) consisting of cash or Cash Equivalents (A) in exchange for cash or other Cash Equivalents, (B) to a Person that is not an Affiliate of any Loan Party or such Subsidiary, or (C) to a Person that is an Affiliate of any Loan Party or such Subsidiary, to the extent permitted by Sections 6.02(e) and (g) and not prohibited by any other provision of the Credit Agreement, (iii) in exchange for other assets comparable or superior as to type, value and quality, as determined in good faith by Borrower, (iv) between and among the Borrower and its Subsidiaries, provided that if the transferor in such a transaction is a Loan Party, then either (x) the transferee must be a Loan Party or (y) the portion of any such Disposition made for less than fair market value and any non-cash consideration received in exchange for such Disposition shall in each case constitute an investment in such Subsidiary restricted by Section 6.02(e) and must be permitted thereunder; (v) resulting from any casualty, taking or condemnation of any property of the Borrower or any Subsidiary; (vi) constituting subleases of office space, for fair market value as determined by the Borrower in good faith, in the ordinary course of business not interfering with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; or (vii) for aggregate consideration not exceeding $5,000,000 in the aggregate during any Fiscal Year so long as (A) at the time of such Disposition, no Event of Default or Potential Event of Default shall have occurred and be continuing or would result from such Disposition; (B) not less than 75% of the aggregate sale price from such Disposition shall be paid in cash, and (C) all such Dispositions shall be for at least fair market value of the assets or property subject to such Disposition.

(g) Transactions with Affiliates. Except as otherwise permitted by the Loan Documents, Borrower shall not, and shall not permit its Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of such Loan Party or its Subsidiaries on terms that are less favorable to such Loan Party or such Subsidiary than those that could reasonably be expected to be obtained at the time from Persons who are not such an Affiliate.

(h) Conduct of Business. Borrower shall not, and shall not permit its Subsidiaries to, engage in any business, other than (i) the businesses engaged in by such Loan Party or such Subsidiaries on the Closing Date; (ii) any related, ancillary, supplementary or complementary business line; (iii) any reasonable expansion or extension of any of the foregoing; or (iv) such other lines of business as may be consented to in writing by the Lender.

(i) Modification of Organizational Documents; Etc. No Loan Party shall permit its or any of its Subsidiaries’ charter, by-laws or other organizational documents to be amended or modified in any way unless (i) copies of such amendment or modification are promptly provided to the Lender, or have been previously provided to the Lender in accordance with Section 6.01(b), (ii) such amendment or modification does not adversely affect in any material respect the interests of the Lender hereunder or at law and (iii) such amendment or modification is not reasonably likely to have Material Adverse Effect. No Loan Party shall, and shall not permit any of its Subsidiaries to, change its jurisdiction of incorporation, formation or organization, as applicable, name or corporate form without providing thirty (30) days’ prior written notice to the Lender.

(j) Inconsistent Agreements; Negative Pledge. No Loan Party shall, or shall permit any of its Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by any Borrowing by the Borrower hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document (including the grant of the Liens in the Collateral pursuant to the Security Documents). No Loan Party shall or shall allow any of its Subsidiaries to create or permit to exist or become effective any encumbrance or restriction on the ability of such Loan Party or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues or which requires the grant of any security for an obligation if security is granted for the Secured Obligations, except for (i) this Agreement and the other Loan Documents, (ii) covenants in capital leases and documents creating Liens permitted by Section 6.02(a) prohibiting further Liens on the properties encumbered thereby and Replacement Assets, (iii) customary restrictions in leases and other contracts restricting the assignment or pledge thereof, (iv) any encumbrance or restriction existing under or by reason of applicable law, regulation or rule, (v) any encumbrance or restriction with respect to the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset and (vi) any encumbrance or restriction existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of any Loan Party or any Subsidiary thereof not otherwise prohibited by this Agreement. Notwithstanding the foregoing, the Borrower and its Domestic Subsidiaries shall not grant any Person, or suffer to exist, control over any deposit accounts or securities accounts, other than (x) pursuant to control agreements in favor of the Lender or (y) in connection with Liens permitted pursuant to Section 6.02(a)(ii) and (xiv) limited solely to deposits and pledges so permitted.

(k) Amendments to Certain Agreements. The Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise modify, or waive any rights under, the Management and Services Agreement, the Cost Sharing Agreement or the Platform Contribution Transaction License Agreement to which such Person is a party in any manner adverse to the Lender.

(l) Fiscal Year. The Borrower shall not change its Fiscal Year end to a date other than January 31.

(m) Prepayment and Cancellation of Debt. No Loan Party shall, or shall permit any of its Subsidiaries to, (i) voluntarily prepay any Debt other than (x) the Obligations in accordance with the terms of the Loan Documents, (y) Debt permitted under Section 6.02(b) (provided that any prepayment of Debt that is subordinated to the Obligations must also be permitted under the terms of the applicable subordination or intercreditor agreement) and (z) trade payables in the ordinary course of business, or (ii) cancel any claim or debt owing to it, except for reasonable consideration determined by the Borrower in good faith.

(n) Certain Equity Securities; Equity Ownership. Neither the Borrower nor any Subsidiary shall issue any Equity Interest that is not Qualified Equity Interest. The Borrower shall not cause or suffer to exist a Change in Control.

(o) New Subsidiaries. The Borrower shall not acquire, organize or create any Subsidiary unless (i) the Borrower complies with Section 6.01(m) hereunder, (ii) such Subsidiary is wholly owned by the Borrower, directly or indirectly, and (iii) such Borrower shall have complied with its obligations under the Security Agreement in respect of the Shares (as defined in the Security Agreement) of such Subsidiary.

(p) Employee Benefit Plans. No Loan Party or any of its Subsidiaries or any ERISA Affiliate of the Loan Party shall establish (i) a Pension Plan or (ii) contribute to or become required to contribute to a Multiemployer Plan.

(q) Sale and Lease-Back Transactions. No Loan Party shall, and shall not permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.02(f) and (b) any obligations in connection with any Capital Lease or Liens arising in connection therewith are permitted by Sections 6.02(a) and 6.02(b), as the case may be.

(r) Sanctions; Anti-Bribery. Borrower will not, directly or, to the Borrower’s knowledge, indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise). The Borrower will not directly, or to the Borrower’s knowledge, indirectly, permit any part of the proceeds of the Loans to be used for any payments that would constitute a violation of any applicable anti-bribery law.

(s) Capital Expenditures. Borrower shall not, and shall not permit any of its Subsidiaries to, make any Capital Expenditures if at the time of making of such Capital Expenditure, an Event of Default shall have occurred and is continuing or would result from such Capital Expenditure.

(t) Deposit Accounts and Securities Accounts. Borrower shall not, and shall not allow any of the Loan Parties to, permit any deposit accounts or securities accounts (as each such term is defined in the UCC) of the Borrower or any other Loan Party at any time to have a principal balance in excess of $500,000 individually or $1,500,000 in the aggregate unless Borrower or such Loan Party, as the case may be, has (i) executed and delivered to the Lender a control agreement executed by the financial institution where such account is maintained, the Lender and the Borrower or such Loan Party, in form and substance satisfactory to the Lender, and (ii) taken all other steps necessary or, in the opinion of the Lender, desirable to ensure that the Lender has a perfected security interest in such account (it being understood and agreed that payroll accounts shall not be required to be subject to control agreements and other requirements in clause (ii) of this Section 6.02(t) so long as the aggregate amount of funds on deposit in all such payroll accounts does not materially exceed estimated payroll for the next payroll period); provided that, if the Borrower or such Loan Party is unable to obtain a control agreement from the financial institution at which such deposit account or securities account is maintained, the Borrower shall, or shall cause such Loan Party to, transfer all amounts in the applicable account to an account maintained at a financial institution from which the Borrower or such Loan Party has obtained a control agreement that satisfies the requirements of this Section 6.02(t). For the avoidance of doubt, (A) any funds held by the Borrower or any other Loan Party in trust for another Person that is not the Borrower or such Loan Party and (b) cash deposits secured by Liens permitted pursuant to Section 6.02(a)(ii) or (xiv), shall not be considered deposit accounts or securities accounts for purposes of this Section 6.02(t).

Section 6.03 Financial Covenants. So long as the Note or any Obligation hereunder and under the other Loan Documents shall remain unpaid or the Lender shall have any Commitment hereunder:

(a) Minimum Quick Assets. The Borrower shall not permit the Quick Assets to be less than $120,000,000 at any time, measured as of the last day of any calendar month; and

(b) Asset Retention. The Borrower shall not permit the Asset Retention Ratio to be less than 65% at any time, measured as of the last day of any Fiscal Quarter.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a) any Loan Party shall (i) fail to pay any principal hereunder when due, (ii) fail to pay any interest or other amount payable hereunder or under any other Loan Documents within three (3) Business Days of the date when due, or (iii) fail to Cash Collateralize any obligations as required hereunder; or

(b) any representation or warranty made by a Loan Party herein or in any other Loan Document or by a Loan Party (or any of its officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made; or

(c) (i) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Sections 6.01(b)(i), 6.01(c), 6.01(f), 6.01(q), 6.01(r), 6.02 or 6.03; or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Sections 4.01 or 4.02 of the Security Agreement on its part to be performed or observed and any such failure shall remain unremedied for fifteen (15) days after the earlier to occur of (A) such Loan Party obtaining actual knowledge of such failure and (B) such Loan Party’s receipt of written notice from Lender of such failure; or

(d) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document other than those referred to in clauses (a), (b) and (c) above on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after the earlier to occur of (i) such Loan Party obtaining actual knowledge of such failure and (ii) such Loan Party’s receipt of written notice from Lender of such failure; or

(e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, or premium or interest on, any Debt (excluding Debt evidenced by the Loan Documents) (i) in any amount with respect to any Hedging Obligations or Cash Management Obligations owing to the Lender or any of its Affiliates, or (ii) in an aggregate principal amount exceeding $5,000,000 in any other case, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or an event of default shall occur and be continuing under any agreement or instrument relating to any such Debt, in each case which shall accelerate the maturity of such Debt or permit the holder thereof or any trustee or agent for such holder to cause such Debt to become due and payable prior to its expressed maturity, provided that this clause shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder; or

(f) (i) the Borrower, any other Loan Party or any Material Subsidiary of the Borrower shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets, or the Borrower, any other Loan Party or any Material Subsidiary of the Borrower shall make a general assignment for the benefit of its creditors, or (ii) there shall be commenced against the Borrower, any other Loan Party or any Material Subsidiary of the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed or undischarged for a period of sixty (60) days; or

(g) one or more final, non-appealable judgments, attachments or decrees shall be entered against any Loan Party or any of its Subsidiaries involving in the aggregate a liability equal to or greater than $5,000,000 (or, in the case of any litigation or other proceedings described on Schedule 5.01(n), $7,500,000) with respect to such Loan Party or such Subsidiary in excess of insurance (as to which a solvent and unaffiliated insurance company has not denied coverage) or third-party indemnities (as to which the indemnitor has not denied responsibility) and such judgments, attachments or decrees shall not have been satisfied, vacated, dismissed, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or

(h) any Loan Document, for any reason other than satisfaction in full of all Obligations, ceases to be in full force and effect, is declared null and void, or any Loan Party denies that it has any further liability under such Loan Document or gives notice to such effect; or

(i) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby (except to the extent terminated in accordance with the terms of this Agreement or any other Loan Document), or such Lien shall fail or cease to be a perfected Lien on any Collateral with the priority required in the relevant Loan Document or any Loan Party shall state in writing that any of the events described in this clause (i) shall have occurred, except, in each case, if such failure is a result of the Lender’s action or omission; or

(j) any part of the property of any Loan Party is nationalized, expropriated, seized or otherwise appropriated, or custody or control of such property or of such Loan Party is assumed by any governmental authority, unless the same (i) is not likely to have a Material Adverse Effect or (ii) is being contested in good faith by appropriate proceedings diligently pursued and a stay of enforcement is in effect;

THEN (i) upon the occurrence of any Event of Default described in clause (f) above, the Commitment shall immediately terminate and all Loans hereunder together with accrued interest thereon and all other Obligations owing under this Agreement, the Note and the other Loan Documents shall automatically become due and payable and (ii) upon the occurrence of any other Event of Default, the Lender may, by notice to the Borrower, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate, and/or, by notice to the Borrower, declare the Loans hereunder, with accrued interest thereon and all other Obligations owing under this Agreement, the Note and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and in each case the Borrower shall be required to immediately Cash Collateralize (x) the outstanding Hedging Obligations owing to the Lender or any of its Affiliates in an amount equal to 105% of the aggregate net amount of such Hedging Obligations and (y) the outstanding Cash Management Obligations owing to the Lender or any of its Affiliates in an amount equal to 105% of the aggregate amount of such Cash Management Obligations. Except as expressly provided above in this Section 7.01, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Amendments, Etc. No amendment or waiver of any provision of any Loan Documents, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the applicable Loan Party and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.02 Notices, Etc. Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including email or facsimile communication) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, (i) if to a Loan Party, to the attention of the Borrower at the Borrower’s address set forth on the signature page hereof and (ii) if to the Lender, at its address set forth on the signature page hereof or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective as follows: notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered by email shall be deemed to have been given when received. Notwithstanding the foregoing, notices and communications to the Lender pursuant to Article II shall not be effective until received by the Lender.

Section 8.03 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates are hereby authorized by each Loan Party, at any time and from time to time, without notice, to the fullest extent permitted by applicable law (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of such Loan Party under the Loan Documents (whether matured or unmatured) any and all amounts owing by the Lender to such Loan Party (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand, provisional or final and however evidenced), irrespective of whether or not the Lender or any of its Affiliates shall have made any demand under this Agreement or any other Loan Document and although such obligations and liabilities of such Loan Party are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such amounts, and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Lender in its sole discretion may elect. Each Loan Party hereby grants to the Lender a security interest in all deposits and accounts maintained with the Lender or any of its Affiliates to secure the Secured Obligations. The rights of the Lender and its Affiliates under this Section 8.03 are in addition to other rights and remedies (including other rights of set-off) which the Lender or its Affiliates may have.

Section 8.04 No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.05 Costs and Expenses. The Borrower hereby agrees to pay on demand (a) all reasonable and documented out-of-pocket costs and expenses of the Lender (including reasonable and documented out-of-pocket attorneys’ fees and costs) in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or (b) all costs and expenses of the Lender (including attorneys’ fees and costs) in connection with the administration of the Loan Documents or any amendments, modifications, or waivers of the provisions hereof or thereof, enforcement (including, without limitation, in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings) or restructuring of the Loan Documents (including any amendment, modification or waiver with respect thereto). This covenant shall survive termination of this Agreement and the payment of the Obligations.

Section 8.06 Indemnity. Whether or not the transactions contemplated hereby shall be consummated, the Borrower hereby agrees to indemnify, pay and hold the Lender, its Affiliates and their respective shareholders, officers, directors, employees and agents of the Lender (collectively, the “Indemnified Parties”), harmless from and against any and all claims, liabilities, losses, damages, penalties, costs and expenses (whether or not any of the foregoing Persons is a party to any litigation), including, without limitation, attorneys’ fees and costs and costs of investigation, document production, attendance at a deposition, or other discovery, with respect to or arising out of this Agreement or the other Loan Documents or any use of proceeds hereunder, or any exercise by the Lender of its rights and remedies under this Agreement or, any other Loan Document, or any claim, demand, action or cause of action being asserted against any Loan Party, including without limitation with respect to violation of any Environmental Law or other Law (collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder with respect to Indemnified Liabilities arising from (i) the gross negligence or willful misconduct of any such Persons or its employees or representatives or (ii) any breach in bad faith by such Indemnified Party of any Loan Document. No Indemnified Party shall assert, and each Indemnified Party hereby waives, any claim based on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Indemnified Party hereby waives, releases and covenants not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. This covenant shall survive termination of this Agreement and the payment of the Obligations.

Section 8.07 Assignments and Participations. The Lender may sell, assign, transfer, negotiate or grant participations to other financial institutions in all or part of its right and obligations under the Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to the Lender), (i) in the case of a sale, assignment or transfer, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), provided, that the Borrower’s consent shall not be required (A) at any time that an Event of Default has occurred and is continuing or (B) in the case of a sale, assignment or transfer to an Affiliate of the Lender or an Approved Fund of the Lender, and (ii) in the case of a participation, without the consent of, or notice to, the Borrower, provided, further, that in each case, any assignee or transferee agrees to be bound by the terms and conditions of this Agreement; and provided even further, that, in the case of a participation, (x) the Lender’s obligations under this Agreement shall remain unchanged, (y) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, and (z) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The Lender may, in connection with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to the Loan Parties, so long as such potential participants or assignees comply with the provisions of Section 8.09 related to participants and assignees. No Loan Party shall have the right to assign its rights hereunder or under any Loan Document or any interest herein or therein without the prior written consent of the Lender, which consent can be withheld in the sole discretion of the Lender. “Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by the Lender or an Affiliate of the Lender.

Section 8.08 Limitation on Payments. The parties hereto intend to conform to all applicable laws limiting the maximum rate of interest that may be charged or collected by the Lender from the Borrower. Accordingly, notwithstanding any other provision hereof, the Borrower shall not be required to make any payment to or for the account of the Lender, and the Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with mandatory and nonwaivable provisions of applicable law limiting the maximum amount of interest which may be charged or collected by the Lender from the Borrower. To the fullest extent permitted by law, in any action, suit or proceeding pertaining to this Agreement, the burden of proof, by clear and convincing evidence, shall be on the Borrower to demonstrate that this Section 8.08 applies to limit any obligation of the Borrower under this Agreement or to require the Lender to make any refund, or claiming that this Agreement conflicts with any applicable law limiting the maximum rate of interest that may be charged or collected by the Lender from the Borrower, as to each element of such claim.

Section 8.09 Disclosure of Information. The Lender may disclose information relating to any Loan Party or any of their respective businesses, including information regarding the financial condition and property, and the amount of Debt owed to the Lender and the terms, conditions and other provisions applicable thereto to its Affiliates and to any of its partners, directors, officers, employees, agents, trustees, advisors and representatives, regulatory authorities (including self-regulatory), assignees or participants or prospective assignees or participants, provided that each such Person shall be informed of the confidential nature of such information and instructed to keep such information confidential, and in the case of assignees or participants or prospective assignees or participants, such Persons shall have executed and delivered in favor of the Borrower a confidentiality agreement in reasonable and customary form.

Section 8.10 Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY ANY PARTY TO ANY LOAN DOCUMENT AGAINST THE OTHER PARTY HERETO OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF SUCH OTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR, ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (WHETHER BASED ON BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY); AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST.

Section 8.11 Effectiveness; Binding Effect; Governing Law. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns (subject to Section 8.07). THIS AGREEMENT AND THE NOTE SHALL BE

GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

Section 8.12 Waiver of Jury Trial. THE BORROWER HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THE BORROWER AND THE LENDER RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.

Section 8.13 Consent to Jurisdiction; Venue. All judicial proceedings brought against a Loan Party with respect to this Agreement or the other Loan Documents may be brought in any state or federal court of competent jurisdiction in the State of New York in and for the County of New York, or of the United States for the Southern District of New York (in each case sitting in the Borough of Manhattan), and by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and each Loan Party hereby irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and the other Loan Documents. Each Loan Party hereby irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 8.13. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Loan Party or its property in the courts of any jurisdiction.

Section 8.14 Entire Agreement. This Agreement with all Exhibits and Schedules hereto and the other Loan Documents embody the entire agreement and understanding by and among the parties hereto and thereto relating to the subject matter hereof and thereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

Section 8.15 Separability of Provisions; Headings. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Section headings in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

Section 8.16 Execution in Counterparts; Etc. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

Section 8.17 USA Patriot Act. The Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Lender to identify the Loan Parties in accordance with the Patriot Act.

Section 8.18 English Language. This Agreement and each of the other Loan Documents has been negotiated and executed in the English language. Except as specified otherwise herein all certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement and the other Loan Documents (including any modifications or supplements hereto or thereto) shall be in the English language, or accompanied by an English translation.

Section 8.19 Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

BOX, INC.

By:	/s/ Dylan Smith
Name: Dylan Smith
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

LENDER:

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Vanessa Printz
Name: Vanessa Printz
Title: Vice President

[Signature Page to Credit Agreement]